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                                                                    Exhibit 99.1
                            [TRUE VALUE COMPANY LOGO]



For Immediate Release                        For more information, contact:
August 4, 2005                               True Value Media Relations
                                             (312) 240-2882


               TRUE VALUE COMPANY ANNOUNCES SECOND QUARTER RESULTS

CHICAGO, THURSDAY, AUGUST 4, 2005-- True Value Company reported today revenue of $551.6 million for the quarter ended July 2, 2005, a decrease of 4.1 percent or $23.7 million from $575.3 million for the same period a year ago. Net margin for the quarter was $19.4 million, up 15.0 percent or $2.5 million from $16.9 million a year ago.

         True Value also reported revenue of $1,055.2 million for the six months ended July 2, 2005, a decrease of 1.8 percent or $19.5 million from $1,074.7 million for the same period a year ago. Net margin for the six months period was $22.1 million, up 15.9 percent or $3.1 million from $19.0 million a year ago.

         "We are pleased with the continued profit improvements resulting from our strategic operating efficiency and sourcing initiatives," said President and Chief Executive Officer Lyle G. Heidemann. "Our comparable store sales are essentially flat, even with the late arrival of spring across much of the country, which shortened the selling season and the shift of a major promotional event to the second half of this year. We are confident in the direction that we are moving and are dedicated to the continued success of the co-op."

         True Value filed its Quarterly Report on Form 10-Q today with the Securities and Exchange Commission and filed a Form 8-K on July 29, 2005.

         True Value, headquartered in Chicago, is one of the world's largest member-owned wholesale hardware cooperatives with sales of $2.0 billion in 2004. The True Value cooperative includes approximately 5,900 independent retailer locations worldwide operating under the store identities of True Value, Grand Rental Station, Taylor Rental, Party Central, Home & Garden Showplace and Induserve Supply. Additional information on True Value and its retail identities is available at www.truevaluecompany.com.

This earnings release may contain forward-looking statements that involve risks and uncertainties. The following factors could cause results to differ materially from management expectations as projected in such forward-looking statements: seasonal variations, competition, risks of new business areas, the availability and cost of real estate and construction, and changes in federal or state legislation or regulations. Members are referred to the "Cautionary Note Regarding Forward-Looking Statements" in the company's most recent Form 10-K, which Note is incorporated into this news release by reference.

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  World Headquarters o 8600 W. Bryn Mawr Ave. o Chicago, Illinois 60631-3505 o
                                  773.695.5000